Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-183600 on Form S-8 of Park City Group, Inc. of our report dated September 25, 2012, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Park City Group, Inc. for the years ended June 30, 2011 and 2012.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
September 25, 2012